UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 1, 2004

enherent Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	13-3914972
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

80 Lamberton Rd. Windsor, CT 06095
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code:  (860) 687-2200

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

99.1	Press Release issued by enherent Corp. April 6, 2004*

*Filed herewith

Item 9.  Regulation FD Disclosure.

On April 6, 2004, enherent Corp. (the “Company”) announced in a press release the Company’s purchase of 2,750,000 shares of enherent Series A Senior Participating Redeemable Convertible Preferred Stock, and a warrant to obtain 1,875,000 shares of enherent’s Common Stock, from Primesoft, LLC. The terms of the deal were a cash payment of $250,000 and a three year promissory note (bearing interest at the rate of 4% per annum) payable $50,000 annually on April 15, beginning in 2005.

The purchase of these shares, at a deep discount to their potential future conversion value, will strengthen enherent’s financial position. The Preferred Stock was carried at approximately $2.5 million at the date of the transaction. Because the Preferred Stock was purchased below its carrying value, a benefit to common shareholders of approximately $2.1 million was realized.

The purchase occurred on April 1, 2004.  A copy of the Company’s press release is attached hereto as Exhibit 99.1.

This Form 8-K and the attached exhibit are provided under Item 9 of Form 8-K and are furnished to, but not filed with, the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

enherent Corp.

Date: April 7, 2004	By:	/s/ Douglas A. Catalano
Douglas A. Catalano
Chairman, Chief Executive Officer and President